Exhibit (d)(2)

EMPIRE RESOURCES, INC.

2115 Linwood Avenue

Fort Lee, New Jersey 07024

January 18, 2017

PERSONAL AND CONFIDENTIAL

Ta Chen Stainless Pipe, Ltd.

Ta Chen International, Inc.

5855 Obispo Avenue

Long Beach, California 90805

Gentlemen:

In order to allow you to evaluate a possible transaction involving Empire Resources, Inc. (together with its subsidiaries and controlled affiliates, collectively, “ERS”) which is consented to, and negotiated with, ERS (a “Potential Transaction”), ERS or its agents or representatives may have furnished and may furnish to you and your Representatives (as defined below) certain non-public information relating to ERS and its businesses, financial condition, assets, liabilities, and operations. As consideration for, and as a condition to, such information being furnished to you and to certain of your Representatives, you agree, and agree to cause your Representatives, to treat in accordance with the provisions of this letter agreement any information concerning ERS (whether prepared and delivered by or on behalf of ERS or otherwise, and regardless of the form of communication, whether written, electronic, oral or otherwise), that is furnished by or on behalf of ERS to you or your Representatives before, on or after the date of this letter agreement regardless of whether such information is specifically marked or designated as “confidential” or “proprietary” (as further defined below, the “Confidential Information”). Further, you agree to take or abstain from taking, and to cause your Representatives to take or abstain from taking, certain other actions herein set forth. As used herein, “Representatives” means, as to any person, such person’s affiliates, controlling or controlled persons, trustees, directors, officers, employees, agents, investment bankers, attorneys, accountants, brokers and advisors; provided, the term “Representatives” specifically excludes potential debt and equity financing sources Joint venture partners, and co-investors, including any unaffiliated party with whom you now or hereafter intend to jointly pursue a Potential Transaction, unless, in each case, such persons are specifically approved in writing by ERS.

January 18, 2017

Without limiting the foregoing, the term “Confidential Information” shall also be deemed to include, without limitation, any information that is a trade secret within the meaning of any applicable state trade secret law, and all notes, analyses, compilations, studies, forecasts, summaries, interpretations or other documents or information prepared by you or your Representatives, however and in whatever medium documented, which contain, reflect or are based upon, in whole or in part, any such trade secret information or any other information furnished to you or your Representatives by or on behalf of ERS. The term “Confidential Information” does not include information which (x) you can reasonably establish was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this agreement or (y) you can demonstrate through written records was known to you or your Representatives prior to being furnished to you or your Representatives by or on behalf of ERS or (z) was or becomes available to you on a non-confidential basis from a source other than ERS or its Representatives; provided that (a) the source of such information was not known to the recipient to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality or non-disclosure to ERS or any of its Representatives with respect to such information and (b) the recipient had no reasonable basis for concluding, after reasonable inquiry, that such source may be so bound.

1.          Confidentiality: Use Restrictions. You acknowledge the confidential and proprietary nature of the Confidential Information, and hereby agree (a) that the Confidential Information will be kept strictly confidential, will be used solely for the purpose of evaluating the Potential Transaction (such evaluation being hereafter referred to as the “Evaluation”) and no other transaction involving ERS, its stockholders (or any of their affiliates), or the stock or businesses of ERS, and will not be used, directly or indirectly to compete with ERS or for any other purpose, and (b) that neither you nor your Representatives will disclose any of the Confidential Information in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which ERS gives its prior written consent, (ii) any of such information may, and shall only, be disclosed to your Representatives to the extent such Representatives need to know such information for the sole purpose of actively and directly participating in the Evaluation and expressly agree (and such persons shall be deemed to have agreed by the receipt thereof) to be bound by the terms of this agreement for the benefit of ERS and (iii) you may make disclosure of such information as required, in the written opinion of your outside counsel, by applicable law or regulation, subject to the other restrictions contained in this letter agreement, including but not limited to Section 2 below. You further agree to take such steps to protect and maintain the security and confidentiality of the Confidential Information as you would in the case of your own confidential business information, or in any event, such reasonable steps as a prudent person would take for the protection of trade secrets and other confidential information. You shall maintain a list of those Representatives by firm or entity to whom Confidential Information has been disclosed in compliance with the terms of this letter agreement, which list shall be presented to ERS upon request. At your sole expense, you shall cause your Representatives to keep such information strictly confidential and to restrict its use as provided above, and you shall be responsible for any breach of, or failure to comply with, the terms of this letter agreement by, or arising out of the actions of, any of your Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy ERS may have against such Representative with respect to any such breach). You agree to promptly notify ERS of any unauthorized disclosure or release of Confidential Information or any prohibited use of such information. The term “person” as used in this letter agreement shall be broadly interpreted to include, without limitation, the media and any corporation, trust, group, company, partnership, individual or other entity, as well as governmental officials and their representatives and staff.

January 18, 2017

Without the prior written consent of ERS, you will not, and you will direct your Representatives not to, disclose to any person (except to the extent otherwise required, in the written opinion of your outside counsel, by applicable law or regulation, subject to the restrictions contained in this letter agreement, including but not limited to in Section 2 below) (i) the fact that the Confidential Information has been made available to you or any other person or that you or any other person are performing the Evaluation, (ii) that discussions or negotiations are taking place concerning a Potential Transaction or the status of any of the foregoing or (iii) any strategy, negotiation, decision or other fact relating to discussions, negotiations or any other part of the process leading to a possible Potential Transaction, including the status of any part of such process. Such facts shall be deemed to be included in the Confidential Information for all purposes of this letter agreement.

Without limiting the foregoing, you hereby acknowledge and agree that, without the prior written consent of ERS, you and your Representatives will not directly or indirectly discuss with, propose to, or offer any third party (including any stockholder of ERS or affiliates thereof) any position (equity, joint venture or otherwise) or participation in any transaction relating to ERS or its securities or enter into any agreement, arrangement or understanding, or any discussions which might lead to any such agreement, arrangement or understanding, with any other party regarding a possible transaction relating to ERS or its securities, including any form of direct or indirect participation in the Potential Transaction or any other transaction, whether by debt or equity financing, joint venture, joint bid or acquisition, co-investment or otherwise, to the Company or disclose to any other person, other than your Representatives, your interest in pursuing the Potential Transaction.

2.          Legally Compelled Disclosure. If you or any of your Representatives is requested of required by applicable law or regulation or by legal or administrative process, including, but not limited to, depositions, interrogatories, subpoena, civil investigative demand or similar process (which requirement shall not have been caused by your acts or those of your Representatives) to disclose any Confidential Information, you will promptly notify ERS of such request or requirement so that ERS may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief, as determined by ERS in its sole discretion, to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the information, or, in ERS’s sole discretion, to waive compliance with the provisions of this letter agreement. In any such case, you will use your reasonable efforts in cooperation with ERS or otherwise to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, you or your Representatives are compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or penalty, you or your Representatives, as applicable, will disclose only so much of the Confidential Information to the person compelling disclosure as you believe in good faith, after receipt of written advice of outside counsel, is required by law. You shall give, and shall cause any involved Representative to give, ERS prior notice of the Confidential Information you believe is required to be so disclosed as far in advance of such disclosure as practicable. In any such event, you will use your reasonable best efforts to ensure that all Confidential Information and other information that is so disclosed will be accorded confidential treatment.

January 18, 2017

3.          United States Securities Laws. You acknowledge and shall advise your Representatives to whom any Confidential Information is made available that in the examination of the Confidential Information you and they may have access to material non-public information concerning ERS and (a) that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and that this letter agreement does not permit communication or public disclosure of Confidential Information in order to comply with such prohibitions and (b) that you and your Representatives are familiar with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (collectively, the “1934 Act”), and agree that you and your Representatives will neither use, nor cause any third party to use, any Confidential Information in contravention of the 1934 Act, including Rules 10b-5 and 14e-3.

4.          Termination and Return of Material. In the event that you decide not to proceed with a Potential Transaction, you shall promptly notify ERS of that decision. All documents and other materials in your possession or in the possession of your Representatives which contain or embody any of the written Confidential Information (regardless of the medium in which such in formation was written), regardless of whether such documents or materials were prepared by you, ERS or our respective Representatives, will be returned to ERS immediately upon its request, and except as required by law or judicial or investigative process, no copies, extracts or other reproductions shall be retained by you or your Representatives; provided, however, that you may destroy all copies of any documents, memoranda, notes or other writings whatsoever prepared by you or your Representatives which contain, embody, identify, analyze, reflect or pertain to any Confidential Information, Without limiting the foregoing, to the extent that any Confidential Information has been stored in any computer system or electronic device or recoded in another format which cannot be reasonably supplied to ERS, all such information shall be erased or deleted so that it is unavailable, provided that you will not be required to erase or delete anything that may be stored in back up media or other electronic storage systems, latent data and metadata, to the extent required to comply with applicable law or regulation or your internal information retention policies; however, such retained information shall remain subject to the confidentiality and restriction on use provisions of this letter agreement. If requested by ERS and except as limited hereinabove, an appropriate officer of your company shall certify to ERS that all such documents and other materials have been so delivered or destroyed, such certification to specifically list all such documents that have been destroyed. Notwithstanding the return, destruction, or any backup retention of the Confidential Information, the obligations of confidentiality, limited use and other obligations hereunder shall remain in full force and effect to the extent provided herein.

January 18, 2017

5.          No Liability for Certain Matters. You acknowledge and agree that neither ERS nor any of its Representatives or controlled or controlling persons (within the meaning of the 1934 Act) makes any express or implied representation or warranty as to the accuracy or completeness of any information which is provided as contemplated by this letter agreement, and neither ERS nor any of its Representatives or such controlled or controlling persons shall have any liability to you or your Representatives for your use or reliance upon any information. You agree that neither you nor your Representatives are entitled to rely on the accuracy or completeness of any Confidential Information. Only those representations or warranties which are made in a final definitive agreement regarding the Potential Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, will have any legal effect. For the purpose of this paragraph “information” is deemed to include all information furnished by or on behalf of ERS to you or your Representatives, whether or not such information is Confidential Information as defined herein.

6.          ERS Controlled Process. You further acknowledge and agree that ERS reserves the right in its sole and absolute discretion to reject any or all proposals and to terminate discussions and negotiations with, or directly or indirectly involving, you at any time. Notwithstanding anything to the contrary herein, ERS shall be under no obligation to provide you with any specific Confidential Information and may determine whether and what information, if any, is provided to you or your Representatives by ERS or its Representatives in its sole and absolute discretion. Unless and until a definitive agreement regarding the Potential Transaction has been executed by the parties hereto, ERS will not be under any legal obligation, whether to negotiate, offer you the opportunity to submit a proposal, or any other obligation of any kind with respect to the Potential Transaction by virtue of this letter agreement or any other written or oral expression with respect to such Potential Transaction. Each party acknowledges and agrees that each reserves the right, in its sole and absolute discretion, to reject any and all proposals and to terminate discussions with the other at any time. In that regard, ERS shall have no obligation or liability in respect of any expenses you and your Representatives may incur or opportunities you may have foregone in connection with your Evaluation or any other actions taken or not taken in connection with a Potential Transaction, including any decision by ERS in its sole and absolute discretion to terminate the Evaluation, not to offer you the opportunity to propose terms for a Potential Transaction or otherwise. You hereby confirm that you are considering the Potential Transaction for your own account and are not acting as a representative or agent of any other person.

January 18, 2017

7.          “Standstill” Commitments. You represent that, as of the date of this agreement, you have not, nor have any of your affiliates (including any pooled investment vehicles, managed funds, managed accounts and other parties that are managed or controlled by you or your affiliates), acquired record or beneficial ownership of any securities of ERS or any securities convertible into or exchangeable for securities of ERS other than 413,047 (Four Hundred Thirteen Thousand Forty Seven) shares of common stock of ERS. You agree that, for a period of two years from the date hereof, without the prior written consent of ERS, you will not, nor will you permit your affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended, and also including any pooled investment vehicles, managed funds, managed accounts and other parties that are managed or controlled by you or your affiliates and whether now or hereafter existing) to, (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, as record or beneficial owner, any securities of ERS, or securities convertible into or exchangeable for or direct or indirect rights or options to acquire any securities of ERS or any derivative securities or swaps, including those contemplating cash settlement, relating to any of the foregoing; (ii) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or business combination involving or relating to all or part of ERS or to purchase or otherwise acquire all or a part of the assets or businesses of ERS (other than products or services of ERS offered to customers in the ordinary course of business); (iii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the 1934 Act), or seek to advise or influence any person with respect to the voting of, any securities of ERS; (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) or otherwise act in concert with others with respect to any securities of ERS; (v) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of ERS or to acquire control of ERS; (vi) commence a tender or exchange offer for any securities of ERS or otherwise publicly announce or refer to any proposal for an extraordinary corporate transaction (including a business combination, merger or other transaction with you) involving ERS or with respect to any of the matters set forth in this Section 7, or take any other action for the purpose of requiring, or that is reasonably like to cause, ERS or its Representatives to make a public announcement; (vii) enter into any discussions, negotiations arrangements or understandings with any other person with respect to any of the foregoing activities or propose any of such activities to any other person; (viii) advise, assist, encourage, act as a financing source or co-investor or otherwise invest in any other person in connection with any of the foregoing activities; (ix) except as otherwise specifically provided in this letter agreement, disclose any intention, plan or arrangement inconsistent with the foregoing or advise, assist, encourage or enter into any discussion or arrangement with any other persons in connection with the foregoing; or (x) directly or indirectly request that ERS or any of its Representatives, directly or indirectly, amend or waive any provision of this agreement (including this sentence) or otherwise consent to any action inconsistent with any provision of this paragraph. You agree to promptly advise ERS of any inquiry or proposal made to you or your Representatives with respect to any of the foregoing. Notwithstanding the foregoing, following the public announcement by ERS that it has entered into a binding agreement for, or publicly recommends, the sale or disposition of all, substantially all or a material portion of any voting securities, its assets or business (whether by sale, joint venture or otherwise) or a business combination with a third party constituting a change of control of the Company, nothing herein shall prevent you or your Representatives from communicating in writing or otherwise your willingness to engage in a business combination transaction or the other matters referred to in this Section (which communication may be in the form of a proposal or may otherwise include the financial and other terms of a transaction and other relevant information) solely to the Board of Directors of the Company , which transaction or other matters shall be conditioned upon the approval or recommendation of the Board of Directors of the Company.

8.          Non-Solicitation Covenant. For a period of three years from the date hereof, you and your affiliates shall not, directly or indirectly, solicit the employment of any of ERS’s officers or employees or hire any such person, nor encourage any such person to discontinue or not to renew his or her relationship with ERS, in each case, without obtaining ERS’s prior written consent.

January 18, 2017

9.          No Waiver. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10.          Transmission of Information. Unless otherwise agreed to by ERS in Writing, (a) all communications regarding a Potential Transaction or the Evaluation, or (b) requests for additional information will be submitted or directed to Nathan Kahn or to such Representative(s) of ERS as ERS may advise in writing from time to time (“Company Contact”). Without the prior written consent of the Company Contact, neither you nor any of your Representatives may initiate or cause to be initiated (other than through the Company Contact) any communication or contact, directly or indirectly, with (w) any stockholder of ERS (or any of its affiliates), (x) any director or officer of ERS, (y) any of ERS’s customers, vendors, consultants, suppliers or employees, or (z) any Representatives of ERS or any of the foregoing persons, in each case, concerning the Confidential Information, this letter agreement and the subject matter hereof, or the Potential Transaction.

11.          Remedies. You agree to indemnify ERS against any and all losses, damages, claims, or expenses incurred or suffered by it or any of its Representatives as a result of your or your Representatives’ breach of this letter agreement. You understand and acknowledge that a breach of this letter agreement by you or your Representatives would cause ERS irreparable injury and that monetary damages would constitute an inadequate remedy at law. As a result, without prejudice to the rights and remedies otherwise available to ERS, you agree that ERS and its Representatives shall be entitled to equitable relief by way of injunction, specific performance or otherwise, without the posting of any bond or other security or proving special damages, if you or any of your Representatives breach or threaten to breach any of the provisions of this letter agreement, nor will you or your Representatives oppose the granting of such relief. Such remedies shall not constitute the exclusive remedies available to ERS or its Representatives for a breach of this letter agreement and shall be in addition to all other remedies at law or equity available thereto. You agree to reimburse ERS for all costs incurred by it in connection with the enforcement of this letter agreement (including, without limitation, reasonable legal fees in connection with any litigation, including any appeal therefrom). Each of you shall be jointly and severally liable for breaches of this letter agreement by either of you.

12.          Commonality of Interests. To the extent that any Confidential Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you understand and agree that ERS and you have a commonality of interest with respect to such matters and it is your and ERS’s desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information provided to you that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

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13.          Severability. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full, force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the signatories to this letter agreement that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

14.          Miscellaneous. This letter agreement is for the benefit of you, ERS, our respective Representatives and our respective successors and assigns, and shall be binding upon the parties hereto and their respective successors and assigns. Any assignment of this letter agreement by you without the prior written consent of ERS’s board of directors shall be void. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within such state. The parties hereto agree to submit to the exclusive jurisdiction of the state courts and United States federal courts sitting in the State of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and the parties hereto agree not to commence any action, suit or proceeding relating thereto except in such courts). No modification to any provision of this letter agreement shall be binding unless in writing and signed by the signatories hereto. This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute a single agreement.

15.          Term. Except as otherwise provided herein, the terms of this letter agreement shall expire six years from the date hereof.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between us.

Very truly yours,

EMPIRE RESOURCES, INC.

By:	/s/ Nathan Kahn
Name:	Nathan Kahn
Title:	CEO

Accepted and agreed as of
the date first written above:

TA CHEN STAINLESS PIPE, LTD.

By:	/s/ Robert Shieh
Name:	Robert Shieh
Title:	General Manager

TA CHEN INTERNATIONAL, INC.

By:	/s/ Johnny Hsieh
Name:	Johnny Hsieh
Title:	President